No.: Y09 0002073

LABOR CONTRACT
(applicable to full-time employment)

Printed by Department of Labor and Social Security of Shanxi Province

Instructions for Contract Conclusion

I. This Contract is applicable to employment forms based on the full-time system.
II. The Employer and the Employee shall guarantee that all information provided for the other party in respect of the performance of the labor contract shall be true and valid.
III. Where the term of the labor contract is longer than three months and shorter than one year, the probation period may not exceed one month; where the term of the labor contract is longer than one year and shorter than three years, the probation period may not exceed two months; in respect of the labor contract with a fixed term of longer than three years or without the fixed term, the probation period may not exceed six months. With regard to the labor contract with a term equal to the time spent in finishing a certain task or with a term not longer than three months, the probation period may not be stipulated. The probation period shall be included in the term of the labor contract. In the event that only a probation period is stipulated in the labor contract, the probation period shall be null and void and such a period shall be the term of the labor contract.
IV. Where the Employee proposes or agrees to renew or enter into the labor contract in any of the following cases, except that the Employee proposes to conclude a labor contract with a fixed term, a labor contract without a fixed term shall be entered into: (I) the Employee has been employed by the Employer for consecutive ten years; (II) where the Employer initially implements the labor contract system or the labor contract is re-entered into in the event of restructuring of a state-owned enterprise, the Employee has be employed by the Employer for consecutive ten years and will retire within ten years in accordance with law; (III) labor contract with a fixed term is concluded for consecutive two times and the Employee renew the labor contract not under the circumstances specified in Article29 and Items 1 and 2 of Article 40 under the Labor Contract Law of the People’s Republic of China.
V. Unless the Employer offers special training fund to the Employee and non-competition clauses are stipulated, the Employer may not stipulate with the Employee the following clause: the Employee shall bear liquidated damages.

In accordance with the Labor Contract Law of the People’s Republic of China and other relevant laws and regulations, and in line with the principles of equality and voluntariness and consultation and consensus, both parties hereto enter into this Contract.
I Basic Information of Both Parties to the Labor Contract
Article1	Name of Party A (Employer): Shanxi Guolian Pipe Industry Group Co., Ltd.
Legal Representative (main principal): Liu Xudong
Registered Address: Shanxi Yuci Industrial Park
Business Address: _______________________
Social Insurance Registration Certificate No.: _________________
Tel.: _________________________________
Article 2 Name of Party B (Employee): Liu Xiaohui
Resident ID Card No.: 142431198109283311
Name of Other Valid Certificate: __________________	Party B’s
Certificate No.: ________________________	Photo
Home Address: Yuci Industrial Park
Current Residential Address: _____________________
Tel.: 18903548386

II. Term of Labor Contract
Article 3   This Contract adopts the first of following term forms:
1. Fixed term, from December 31, 2000 to December 31 of 2015. The probation period is ____ year(s), from ____________ to _____________.
2. Non-fixed term, from __________________. The probation term is from ___________ to _______________.
3. Term of finishing a certain job task, from ________________ to the date when the job task of ________________ is finished.
III. Work Content and Working Place
Article 4   Party B agrees to hold the post of accountant as required by Party A. Where Party B shall engage in work poisonous and harmful to him/her, Party A shall inform Party B of occupational hazards, prevention and protection measures, etc.
Article 5   According to the characteristics of Party A’s post, Party B’s working area or working place is the financial room.
Article 6   Party A shall arrange job tasks in a scientific and reasonable manner in accordance with the state, industrial and local standard of labor quota and standard of quality acceptance. Party B shall realize the product quantity and quality indicators and finish job tasks as required by Party A.
IV. Working Time and Time for Rest and Vacation
Article 7   Party A arranges Party B to execute the first of the following working time systems.
1. Standard working time system. Party B’s daily working time may not exceed 8 hours and weekly working time may not exceed 40 hours.
2. Indefinite working time system.
3. Comprehensive working time calculation system.
Party A may not arrange Party B to execute indefinite working time system or comprehensive working time calculation system without the approval by the administrative department in charge of labor and social security.
Article 8   Party A shall guarantee Party B’s right of rest in accordance with law. Party B shall enjoy statutory holidays and rights of vacation for visiting relatives, marriage, funeral, and child-bearing, and paid annual vacation.
Article 9   Party A may extend Party B’s working time due to its production and operation needs after consulting with the labor union and Party B, but the extension may not exceed 1 hour every day; where Party B’s working time shall be extended for special reasons, the extension may not exceed 3 hours every day and 36 hours every month, provided that Party B’s health shall be guaranteed.
V. Labor Remuneration
Article 10 Party A shall pay a wage to Party B in form of currency prior to the 25th day of every month, with the monthly wage of RMB ___________, or be subject to the remuneration proposal.
The wage for Party B shall be RMB _________ during the probation period. The wage paid to Party B during the probation period may not be lower than the minimum wage for the same post in this unit or 80% of the wage stipulated herein and may not be lower than the local minimum wage level specified by the law.
Article 11 Where Party A arranges Party B to extend his/her working time, a wage that is not lower than 150% of the normal wage shall be paid. Where Party A arranges Party B to work on rest days and cannot make up the missed rest, a wage that is not lower than 200% of the normal wage shall be paid. Where Party A arranges Party B to work on statutory holidays, a wage that is not lower than 300% of the normal wage shall be paid.

Article 12 Where Party A’s production job task is not sufficient to make Party B hold up in the work, Party A shall pay monthly living expenses that are not lower than 80% of the local minimum wage level to Party B.
VI. Social Insurance and Welfare Treatment
Article 13 Both parties hereto shall participate in social insurance in accordance with state and provincial laws, regulations and policies relevant to social insurance, and shall fully pay various social insurance premiums in time. The portion paid by Party B shall be withheld and remitted by Party A.
Article 14 The treatment received by Party B for illness or injury not resulting from the work shall be subject to relevant state, provincial and local regulations.
Article 15 The treatment received by Party B for occupational disease or work-related injury suffered by Party B shall be subject to relevant state, provincial and local regulations.
Article 16 Party A shall offer the following welfare treatments to Party B: detailed in the Company’s Regulations.
VII. Labor Protection, Labor Conditions and Occupational Hazard Prevention
Article 17 Party A shall establish production safety system in accordance with relevant state laws and regulations and offer necessary training to Party B. Party B shall strictly comply with Party A’s labor safety system and may not conduct illegal operations.
Article 18 Party A shall, according to the needs of the production post, take necessary safety protection measures to ensure Party B’s safety in accordance with relevant state and provincial labor safety and hygiene regulations and provide necessary labor protection articles.
Article 19 Party A shall establish and perfect the occupational disease prevention and treatment responsibility system, enhance the management of occupational disease prevention and treatment, and improve the prevention and treatment of occupational disease.
VIII. Modification, Dissolution and Termination of Labor Contract and Economic Compensation
Article 20 This Contract may be modified in writing after both parties consulate with each other and reach a consensus.
Article 21 Both parties hereto shall dissolve and terminate this Contract in accordance with Articles 36 and 45 of the Labor Contract Law of the People’s Republic of China.
Article 22 Where both parties hereto dissolve and terminate this Contract under the circumstances specified in Article 46 of the Labor Contract Law of the People’s Republic of China, Party A shall pay economic compensation to Party B in accordance with law.
Article 23 Party A shall issue a certificate proving the dissolution or termination of the labor contract when this Contract is dissolved or terminated and handle formalities of transferring archive and social insurance relationship for Party B within 15 days.
Article 24 Party B shall handle work transition in accordance with the stipulations of both parties hereto. Party A shall pay economic compensation to Party B at the time of settling the work transition.
Article 25 In case that Party A or Party B dissolves or terminates the labor contract in violation of laws, which cause losses to the other party, the delinquent party shall bear the liabilities for compensation.

IX. Other Contents Stipulated by Both Parties
Article 26 Other matters stipulated by both parties hereto in accordance with law:

X. Settlement of Labor Disputes and Miscellaneous
Article 27 Where any dispute arises from the performance of this Contract by both parties hereto, either party may apply for conciliation to Party A’s labor dispute conciliation commission; in case of failure to conciliate, it may apply for arbitration or institute a proceeding in accordance with law.
Article 28 In respect of any unaccomplished matter herein or any matter inconsistent with relevant state and provincial regulations, relevant regulations shall be subjected to.
Article 29 This Contract shall come into force upon signature by both parties hereto. This Contract shall be made in two copies with each party holding one copy respectively.

Party A (official seal)
Shanxi Guolian Pipe Industry Group Co., Ltd.
Signature of Legal Representative (main principal): Liu Xudong	Signing Date: Dec. 12, 2009
Signature of Party B: Liu Xiaohui	Signing Date: Dec. 12, 2009